Exhibit 99.1

NEWS RELEASE

GP Strategies Reports Third Quarter 2014 Financial Results

Columbia, MD. October 30, 2014. Global performance improvement solutions provider GP Strategies Corporation (NYSE: GPX) today reported financial results for the quarter ended September 30, 2014.
Overview of Third Quarter 2014 Results:

•	Revenue of $123.9 million for third quarter of 2014 compared to $113.2 million for third quarter of 2013

•	Diluted earnings per share of $0.37 for third quarter of 2014 compared to $0.32 per share for third quarter of 2013

•	EBITDA of $13.8 million for third quarter of 2014 compared to $12.6 million for third quarter of 2013

•	Completed modified “Dutch auction” tender offer on October 3, 2014 and repurchased 2.1 million shares, or 11%, of outstanding common stock for $61.7 million

The Company’s revenue increased $10.7 million or 9.4% during the third quarter of 2014 compared to the third quarter of 2013. The revenue growth is primarily attributable to strong organic growth in the Learning Solutions segment due to new outsourcing contracts. Gross profit was $22.5 million, or 18.2% of revenue, for the third quarter of 2014 compared to $20.1 million, or 17.7% of revenue, for the third quarter of 2013. SG&A expense increased $2.0 million or 20.4% during the third quarter of 2014 largely due to increased costs associated with the Company’s global expansion to support recent outsourcing contracts. Net income was $7.2 million, or $0.37 per diluted share, for the third quarter of 2014 compared to $6.1 million, or $0.32 per diluted share, for the third quarter of 2013.

“In the third quarter of 2014, GP Strategies continued on its path of organic revenue and EBITDA growth,” commented Scott N. Greenberg, Chief Executive Officer of GP Strategies. “We accomplished these improved results while continuing to invest in expanding our infrastructure to support global initiatives. In addition, our successful Dutch auction tender offer, in which we repurchased 2.1 million of our outstanding common shares for $61.7 million, is expected to be accretive to earnings per share for our shareholders in future quarters.”

Balance Sheet and Cash Flow Highlights
As of September 30, 2014, the Company had cash and cash equivalents of $9.1 million compared to $5.6 million as of December 31, 2013. The Company had $4.9 million of short-term borrowings outstanding and $59.3 million of available borrowings under its line of credit as of September 30, 2014. On October 3, 2014, the Company completed a modified “Dutch auction” tender offer in which it repurchased 2.1 million shares of its outstanding common stock for $61.7 million, excluding fees and expenses. To fund the share repurchase, the Company used borrowings under an amended credit agreement which included a $40 million term loan, payable over three years, and additional borrowings under its revolving credit facility.

Cash provided by operating activities was $16.7 million for the nine months ended September 30, 2014 compared to $10.2 million for the same period in 2013.

Investor Call
The Company has scheduled an investor conference call for 10:00 a.m. ET on October 30, 2014. In addition to prepared remarks from management, there will be a question and answer session on the call. The dial-in numbers for the live conference call are 800-750-5861 or 212-231-2911, using conference ID number 21737613. A telephone replay of the call will also be available beginning at 12:00 p.m. on October 30th, until 12:00 p.m. on November 13th. To listen to the replay, dial 800-633-8284 or 402-977-9140, using conference ID number 21737613. A replay will also be available on GP Strategies’ website shortly after the conclusion of the call.

Presentation of Non-GAAP Information
This press release contains non-GAAP financial measures, including EBITDA (earnings before interest, income taxes, depreciation and amortization). The Company believes this non-GAAP financial measure is useful to investors in evaluating the Company’s results. This measure should be considered in addition to, and not as a replacement for, or superior to, either net income, as an indicator of the Company’s operating performance, or cash flow, as a measure of the Company’s liquidity. In addition, because EBITDA may not be calculated identically by all companies, the presentation here may not be comparable to other similarly titled measures of other companies. For a reconciliation of this non-GAAP financial measure to the most comparable GAAP equivalent, see the Non-GAAP Reconciliation – EBITDA, along with related footnotes, below.

About GP Strategies
GP Strategies Corporation (NYSE: GPX) is a global performance improvement solutions provider of sales and technical training, eLearning solutions, management consulting and engineering services. GP Strategies’ solutions improve the effectiveness of organizations by delivering innovative and superior training, consulting and business improvement services, customized to meet the specific needs of its clients. Clients include Fortune 500 companies, manufacturing, process and energy industries, and other commercial and government customers. Additional information may be found at www.gpstrategies.com.

Forward-Looking Statements
We make statements in this press release that are considered forward-looking statements within the meaning of the Securities Exchange Act of 1934. These statements are not guarantees of our future performance and are subject to risks, uncertainties and other important factors that could cause our actual performance or achievements to be materially different from those we project. For a full discussion of these risks, uncertainties and factors, we encourage you to read our documents on file with the Securities and Exchange Commission, including those set forth in our periodic reports under the forward-looking statements and risk factors sections. Except as required by law, we do not intend to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

TABLES FOLLOW

GP STRATEGIES CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Quarters ended		Nine months ended
	September 30,		September 30,

	2014	2013	2014	2013

Revenue	$123,869	$113,197	$376,667	$319,469
Cost of revenue	101,351	93,136	311,027	264,832
Gross profit	22,518	20,061	65,640	54,637
Selling, general and administrative expenses	11,863	9,856	34,914	28,825
Gain on change in fair value of contingent consideration, net	655	135	1,513	427
Operating income Interest expense	11,310 117	10,340 90	32,239 399	26,239 256
Other income (expense)	(72)	4	185	326
Income before income tax expense	11,121	10,254	32,025	26,309
Income tax expense	3,877	4,111	12,351	9,994
Net income	$7,244	$6,143	$19,674	$16,315

Basic weighted average shares outstanding	19,131	19,125	19,138	19,089
Diluted weighted average shares outstanding	19,391	19,404	19,409	19,344
Per common share data:
Basic earnings per share	$0.38	$0.32	$1.03	$0.85
Diluted earnings per share	$0.37	$0.32	$1.01	$0.84

Other data:
EBITDA(1)	$13,764	$12,649	$39,901	$32,820

(1)
The term EBITDA (earnings before interest, income taxes, depreciation and amortization) is a non-GAAP financial measure that the Company believes is useful to investors in evaluating its results. For a reconciliation of this non-GAAP financial measure to the most comparable GAAP equivalent, see the Non-GAAP Reconciliation – EBITDA, along with related footnotes, below.

GP STRATEGIES CORPORATION AND SUBSIDIARIES
SUPPLEMENTAL FINANCIAL INFORMATION
(In thousands)
(Unaudited)

	Quarters ended		Nine months ended
	September 30,		September 30,

	2014	2013	2014	2013
Revenue by segment:
Learning Solutions	$60,811	$49,304	$175,748	$137,223
Professional & Technical Services	20,226	19,157	58,925	54,220
Sandy Training & Marketing	15,883	16,929	50,364	52,061
Performance Readiness Solutions	13,315	13,037	40,454	41,491
Energy Services	13,634	14,770	51,176	34,474
Total revenue	$123,869	$113,197	$376,667	$319,469

Gross profit by segment:
Learning Solutions	$9,338	$8,629	$24,798	$23,998
Professional & Technical Services	4,207	3,229	11,641	9,194
Sandy Training & Marketing	2,519	2,433	7,727	7,295
Performance Readiness Solutions	2,640	2,031	6,695	5,521
Energy Services	3,814	3,739	14,779	8,629
Total gross profit	$22,518	$20,061	$65,640	$54,637

Operating income by segment:
Learning Solutions	$3,045	$4,120	$7,356	$10,886
Professional & Technical Services	2,383	1,530	6,384	4,335
Sandy Training & Marketing	1,023	975	3,204	2,797
Performance Readiness Solutions	1,354	907	2,953	1,802
Energy Services	2,850	2,673	10,829	5,992
Gain on change in fair value of contingent consideration, net	655	135	1,513	427
Total operating income	$11,310	$10,340	$32,239	$26,239

Supplemental Cash Flow Information:
Net cash provided by operating activities	$18,581	$4,770	$16,664	$10,249
Capital expenditures	(871)	(2,447)	(2,315)	(4,608)
Free cash flow	$17,710	$2,323	$14,349	$5,641

GP STRATEGIES CORPORATION AND SUBSIDIARIES
Non-GAAP Reconciliation – EBITDA (2)
(In thousands)
(Unaudited)

	Quarters ended		Nine months ended
	September 30,		September 30,

	2014	2013	2014	2013
Net income	$7,244	$6,143	$19,674	$16,315
Interest expense	117	90	399	256
Income tax expense (3)	3,877	4,111	12,351	9,994
Depreciation and amortization	2,526	2,305	7,477	6,255
EBITDA	$13,764	$12,649	$39,901	$32,820

(2)
Earnings before interest, income taxes, depreciation and amortization (EBITDA) is a widely used non-GAAP financial measure of operating performance. It is presented as supplemental information that the Company believes is useful to investors to evaluate its results because it excludes certain items that are not directly related to the Company’s core operating performance. EBITDA is calculated by adding back to net income interest expense, income tax expense, depreciation and amortization. EBITDA should not be considered as a substitute either for net income, as an indicator of the Company’s operating performance, or for cash flow, as a measure of the Company’s liquidity. In addition, because EBITDA may not be calculated identically by all companies, the presentation here may not be comparable to other similarly titled measures of other companies.

(3)
Income tax expense for the third quarter of 2014 includes a $0.6 million income tax benefit resulting from a claim for a deduction under Internal Revenue Code Section 199 for the Domestic Production Deduction on the Company’s 2013 U.S. federal income tax return which was not taken in previous years. The Company is currently evaluating whether a deduction is available for prior years in which the statute of limitations is open and may recognize an income tax benefit in future periods.

GP STRATEGIES CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)

	September 30,	December 31,
	2014	2013
	(Unaudited)
Current assets:
Cash and cash equivalents	$9,118	$5,647
Accounts and other receivables	89,064	94,662
Costs and estimated earnings in excess of billings on uncompleted contracts	38,425	22,706
Prepaid expenses and other current assets	16,313	13,523
Total current assets	152,920	136,538
Property, plant and equipment, net	8,403	9,231
Goodwill and other intangibles, net	139,675	132,116
Other assets	1,686	2,271
Total assets	$302,684	$280,156

Current liabilities:
Short-term borrowings	$4,880	$407
Accounts payable and accrued expenses	55,881	55,339
Billings in excess of costs and estimated earnings on uncompleted contracts	18,931	22,062
Total current liabilities	79,692	77,808
Other noncurrent liabilities	12,640	9,321
Total liabilities	92,332	87,129
Total stockholders’ equity	210,352	193,027
Total liabilities and stockholders’ equity	$302,684	$280,156

© 2014 GP Strategies Corporation. All rights reserved. GP Strategies and the GP Strategies logo design are trademarks of GP Strategies Corporation.

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C O N T A C T S:

Scott N. Greenberg	Sharon Esposito-Mayer	Ann M. Blank
Chief Executive Officer	Chief Financial Officer	Investor Relations
443-367-9640	443-367-9636	443-367-9925